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                                                                    EXHIBIT 99.1

CONTACT:   Michael Holmstrom, Chief Financial Officer
           ALEC Holdings, Inc., Anchorage
           (907) 297-3000

Date:      October 8, 1999

                ALEC HOLDINGS, INC. FILES REGISTRATION STATEMENT
                  RELATING TO PROPOSED INITIAL PUBLIC OFFERING

    ANCHORAGE, AK, OCT. 8, 1999 -- ALEC Holdings, Inc., a Delaware corporation with headquarters in Anchorage, Alaska, announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the proposed issuance of $174 million (excluding the underwriters' over-allotment option) of its common stock in an initial public offering. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, CIBC World Markets, Deutsche Banc Alex. Brown and Hambrecht & Quist will be the underwriters for the offering. The company stated that it plans to use the net proceeds of the proposed offering for repayment of existing debt, capital expenditures, including enhanced technologies, strategic investments and acquisitions and general corporate purposes.

    Under the name Alaska Communications Systems, the company's subsidiaries provide telecommunications services in Alaska, including local telephone, wireless, long distance, data and Internet services to business and residential customers throughout the state.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.